Exhibit 99.1

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer
925-979-3979

Longs Drug Stores Corporation Announced
At Its Annual Meeting of Stockholders
• July 10 Cash Dividend
• Preliminary Proxy Results

WALNUT CREEK, Calif. (May 23, 2006) – Longs Drug Stores Corporation (NYSE: LDG) today announced a cash dividend, a new Lead Director and the preliminary proxy results at its 2006 Annual Meeting of Stockholders.

The Board of Directors for Longs Drug Stores Corporation declared a quarterly cash dividend on common shares of $0.14 per share payable July 10, 2006 to stockholders of record at the close of business on May 30, 2006.

Stockholders elected four directors at the 2006 Annual Meeting of Stockholders. Warren F. Bryant, Chairman, President and Chief Executive Officer of Longs Drug Stores Corporation; Mary S. Metz, Ph.D., retired President of S.H. Cowell Foundation; and Anthony G. Wagner, Vice President of Kaiser Foundation Health Plan, Inc. were elected to the Board of Directors for terms that will expire in May of 2009. Lisa M. Harper, Chairman and Chief Creative Officer of The Gymboree Corporation, was elected for a one-year term expiring in 2007.

Donald L. Sorby, Ph.D., Dean Emeritus for the School of Pharmacy at the University of the Pacific, retired from the Board in accordance with the Company’s policy contained in its corporate governance guidelines regarding directors who reach the age of 72 during the term of office to which they have been elected. Dr. Sorby has been a member of the Board of Directors since 1995 and Lead Director since 2002.

“Dr. Sorby’s significant contributions to Longs Drugs will endure well beyond the end of his term,” said Warren F. Bryant, Chairman, President and Chief Executive Officer. “We appreciate his counsel and particularly his guidance as Lead Director.”

Murray H. Dashe, former Chairman of the Board, Chief Executive Officer and President of Cost Plus, Inc., has replaced Dr. Sorby as Lead Director. Mr. Dashe was elected to the Board of Directors in 2002.

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Board members whose terms continue are: Leroy T. Barnes, Jr., former Vice President and Treasurer of PG&E Corporation; Murray H. Dashe, former Chairman of the Board, Chief Executive Officer and President of Cost Plus, Inc.; Robert M. Long, Chairman Emeritus of Longs Drug Stores Corporation; Harold R. Somerset, Business Consultant; and Donna A. Tanoue, Vice Chairman and Chief Administrative Officer of Bank of Hawaii. Seven of the nine members of the Longs’ Board of Directors are independent.

Stockholders approved the declassification of the Company’s Board of Directors and elimination of the super majority vote requirement for reinstating a classified Board. Beginning with the Annual Meeting of Stockholders in 2007, and at each succeeding Annual Meeting of Stockholders thereafter, successors to the class of Directors whose term expires at that Annual Meeting shall be elected for a one-year term. Following the Annual Meeting of Stockholders in 2009, Longs’ Board of Directors will no longer be divided into classes.

Stockholders ratified the Company’s auditing firm, Deloitte & Touche LLP, as independent auditors for Fiscal Year 2007.

About Longs Drug Stores Corporation

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. With 477 stores, Longs Drugs provide expert pharmacy services and a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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